Subject to Completion Preliminary Term Sheet dated February 16, 2023	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-268718 and 333-268718-01 (To Prospectus dated December 30, 2022 and Prospectus Supplement dated December 30, 2022)
This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This term sheet and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
Units $1,000 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	March , 2023 March , 2023 March , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC
Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Maturity of approximately 5 years
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From, and including, the Settlement Date to, but excluding, March    , 2024 (the “Fixed Rate Period”), the notes will accrue interest monthly at a fixed rate of [3.00% to 7.00%] per annum.
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From, and including, March    , 2024, to, but excluding, the Maturity Date (the “Floating Rate Period”), the notes will accrue interest monthly at a floating rate per annum equal to the highest of (a) the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years (the “2y SOFR Swap Rate”), (b) the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 10 years (the “10y SOFR Swap Rate”), and (c) the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 30 years (the “30y SOFR Swap Rate” and, together with the 2y SOFR Swap Rate and the 10y SOFR Swap Rate, the “SOFR Swap Rates”), in each case, measured as of the applicable Interest Determination Date. The floating Interest Rate will not be less than the Minimum Rate of 0.00%.
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At maturity, you will receive a cash payment equal to 100% of the principal amount of your notes, plus any accrued but unpaid interest.
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All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $5.00 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is expected to be between $940.00 and $980.00 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-19 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$1,000.00	$
Underwriting discount	$ 10.00	$
Proceeds, before expenses, to BofA Finance	$ 990.00	$
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
March , 2023

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Summary
The Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March   , 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. During the Fixed Rate Period, the notes will accrue interest monthly at a fixed rate of [3.00% to 7.00%] per annum. During the Floating Rate Period, the notes will accrue interest monthly at a floating rate per annum equal to the highest of (a) the 2y SOFR Swap Rate, (b) the 10y SOFR Swap Rate, and (c) the 30y SOFR Swap Rate, in each case, measured as of the applicable Interest Determination Date. The floating Interest Rate will not be less than the Minimum Rate. At maturity, you will receive a cash payment equal to 100% of the principal amount of your notes, plus any accrued but unpaid interest. Any payments on the notes will be calculated based on the $1,000 principal amount per unit and will depend on the performance of the SOFR Swap Rates, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Interest Rate during the Fixed Rate Period) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-19.
Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$1,000.00 per unit
Term:	Approximately 5 years
SOFR Swap Rates:
“2y SOFR Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years as of the applicable Interest Determination Date. The Applicable Index (as defined on page S-28 of the accompanying prospectus supplement) is the “USISSO02 Index.”
“10y SOFR Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 10 years as of the applicable Interest Determination Date. The Applicable Index is the “USISSO10 Index.”
“30y SOFR Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 30 years as of the applicable Interest Determination Date. The Applicable Index is the “USISSO30 Index.”
For additional information about SOFR Swap Rates, please see the section entitled “Description of the Notes—Floating-Rate Notes—U.S. Dollar SOFR ICE Swap Rate® Notes” beginning on page S-26 of the accompanying prospectus supplement.

Unavailability of a SOFR Swap Rate:
If, on any Interest Determination Date, one or more of the SOFR Swap Rates does not appear on the Designated SOFR Swap Rate Page at the U.S. Dollar SOFR ICE Swap Rate® Reference Time, or if we or the calculation agent (after consulting with us) determines that a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have occurred with respect to one or more of the SOFR Swap Rates, then the applicable SOFR Swap Rate for such date will be determined as described under “Description of the Notes — Floating-Rate Notes—Effect of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” beginning on page S-41 of the accompanying prospectus supplement.

Interest Rate:
Fixed Rate Period. From, and including, the Settlement Date to, but excluding, March    , 2024, the notes will accrue interest monthly at a fixed rate of [3.00% to 7.00%] per annum.
Floating Rate Period. From, and including, March    , 2024 to, but excluding, the Maturity Date, the notes will accrue interest monthly at a floating rate per annum equal to the highest of (a) the 2y SOFR Swap Rate, (b) the 10y SOFR Swap Rate, and (c) the 30y SOFR Swap Rate, in each case, measured as of the applicable Interest Determination Date. The floating Interest Rate will not be less than the Minimum Rate. There can be no assurance as to which SOFR Swap Rate will be the highest on any Interest Determination Date, or whether any SOFR Swap Rate will be at a

Fixed-to-Floating Rate Notes	TS-2

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
sufficient level on one or more Interest Determination Dates to provide you with any return on the notes relating to any given Floating Rate Period.
Minimum Rate:	0.00% per annum during the Floating Rate Period
Interest Periods:
Monthly. Each Interest Period (other than the first Interest Period, which will begin on the Settlement Date) will begin on, and will include, an Interest Payment Date, and will extend to, but will exclude, the next succeeding Interest Payment Date or the Maturity Date, as applicable.

Interest Determination Dates:	The second U.S. Government Securities Business Day preceding each Interest Reset Date during the Floating Rate Period.
Interest Payment Dates:	Monthly on the of each month, beginning on April , 2023, and with the final Interest Payment date occurring on the Maturity Date.
Redemption Amount:	At maturity, you will receive a cash payment equal to 100% of the principal amount of your notes, plus any accrued but unpaid interest.
Day Count Convention:	30/360
Business Day Convention:	Following unadjusted business day convention.
Business Days:
A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Record Dates for Interest Payments:
For book-entry only notes, one business day in New York, New York prior to the applicable Interest Payment Date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such Interest Payment Date, whether or not such record date is a business day.

Fees and Charges:	The underwriting discount of $10.00 per unit listed on the cover page and the hedging-related charge of $5.00 per unit described in “Structuring the Notes” on page TS-19.
Calculation Agent:	Merrill Lynch Capital Services, Inc. (“MLCS”)
Events of Default and Rights of Acceleration:
If an Event of Default, as defined in the senior indenture and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the principal amount plus any accrued and unpaid interest. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

Fixed-to-Floating Rate Notes	TS-3

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
The terms and risks of the notes are contained in this term sheet and in the following:
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” or “Merrill”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that, during the Floating Rate Period, the best performing of the SOFR Swap Rates will be positive and at a level to provide you with your desired return.
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You anticipate that, during the Floating Rate Period, the SOFR Swap Rate that will be the highest may vary among the three SOFR Swap Rates from month to month.
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You are willing to forgo a fixed rate of interest after the Fixed Rate Period and accept that, during the Floating Rate Period, (i) the notes may pay interest at a floating rate that may be as low as 0.00% per annum on one or more Interest Payment Dates or (ii) the level of the best performing SOFR Swap Rate on any Interest Determination Date may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes.
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You seek exposure to both short-term and long-term SOFR Swap Rates and do not seek a return linked to a different, and potentially higher, interest rate, including those that may be payable on corporate bonds or from time to time U.S. Treasury securities of particular tenors or of comparable maturity as this note.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You anticipate that, during the Floating Rate Period, the best performing of the SOFR Swap Rates will be negative or will not be at a level to provide you with your desired return, or that all of the SOFR Swap Rates will decrease significantly.
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You anticipate that, during the Floating Rate Period, the SOFR Swap Rate that will be the highest will always be the same SOFR Swap Rate of the three from month to month.
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You seek fixed interest payments during the full term of your notes or do not accept that, during the Floating Rate Period, (i) the notes may pay interest at a floating rate that may be as low as 0.00% per annum on one or more Interest Payment Dates or (ii) the level of the best performing SOFR Swap Rate on any Interest Determination Date may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes.
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You seek exposure to only short-term SOFR Swap Rates or only long-term SOFR Swap Rates or seek a return linked to a different, and potentially higher, interest rate, including those that may be payable on corporate bonds or from time to time U.S. Treasury securities of particular tenors or of comparable maturity as this note.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Fixed-to-Floating Rate Notes	TS-4

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Examples of Hypothetical Payments (Floating Rate Period)
The following examples are for purposes of illustration only and should not be taken as an indication or prediction of future investment results. They are based on hypothetical values and show the hypothetical Interest Rate and accompanying hypothetical monthly interest payment per unit ($1,000 principal amount) for a hypothetical Interest Period during the Floating Rate Period for the notes. The actual Interest Rate and monthly interest payment for each Interest Period during the Floating Rate Period will depend on the actual SOFR Swap Rates on each applicable Interest Determination Date and, in particular, the best performing SOFR Swap Rate.  The following examples do not take into account any tax consequences from investing in the notes.
The hypothetical SOFR Swap Rates used in these examples have been chosen for illustrative purposes only, and do not represent likely actual SOFR Swap Rates during the tenor of the notes. For recent actual performance of the SOFR Swap Rates, see “The SOFR Swap Rates” section below. All payments on the notes are subject to Issuer and Guarantor credit risk.
Hypothetical 2y SOFR Swap Rate	Hypothetical 10y SOFR Swap Rate	Hypothetical 30y SOFR Swap Rate	Hypothetical Interest Rate (Per Annum) For the Interest Period	Hypothetical Monthly Interest Payment Per Unit*
4.00%**	3.05%	2.88%	4.00%	$3.33
3.00%**	2.05%	1.88%	3.00%	$2.50
1.00%	4.00%	5.00%**	5.00%	$4.17
0.50%	3.50%	4.50%**	4.50%	$3.75
-0.25%	0.25%**	0.15%	0.25%	$0.21
-0.50%	0.15%**	0.05%	0.15%	$0.13
7.00%**	6.00%	6.50%	7.00%	$5.83
7.50%**	6.50%	7.00%	7.50%	$6.25
-1.00%	-0.50%**	-0.75%	0.00%***	$0.00
-2.00%	-1.00%**	-1.25%	0.00%***	$0.00
*Assumes an Interest Period during the Floating Rate Period of 30 days. Values have been rounded to two decimal places for ease of display.
**Denotes the Best Performing SOFR Swap Rate
***The Interest Rate during the Floating Rate Period will not be less than the Minimum Rate of 0.00% per annum.
The following examples illustrate how the hypothetical Interest Rates and accompanying hypothetical monthly interest payments during the Floating Rate Period set forth in the table above are calculated.
Example 1 — Based on a hypothetical 2y SOFR Swap Rate of 4.00%, a hypothetical 10y SOFR Swap Rate of 3.05% and a hypothetical 30y SOFR Swap Rate of 2.88%, the hypothetical Interest Rate and accompanying hypothetical monthly interest payment is calculated as follows:
Step 1: Determine the Best Performing SOFR Swap Rate and the Interest Rate (per annum)
In this example, all of the SOFR Swap Rates are positive and the 2y SOFR Swap Rate is the best performing of the SOFR Swap Rates. Therefore, the notes will accrue interest at a rate of 4.00% per annum for this Interest Period.
Step 2: Calculate the monthly interest payment for the relevant Interest Period during the Floating Rate Period
The amount of interest payment for the relevant Interest Period equals the product of (i) $1,000 times (ii) the Interest Rate times (iii) the applicable Day Count Convention on a 30/360 basis. No adjustments will be made in the event an Interest Payment Date is not a business day. The interest payment for this Interest Period during the Floating Rate Period with a hypothetical per annum Interest Rate of 4.00% is approximately $3.33 for every $1,000 principal amount of notes, calculated as follows:
$1,000 × 4.00% × 30/360 = $3.33
Example 2 — Based on a hypothetical 2y SOFR Swap Rate of 1.00%, a hypothetical 10y SOFR Swap Rate of 4.00% and a hypothetical 30y SOFR Swap Rate of 5.00%, the hypothetical Interest Rate and accompanying hypothetical monthly interest payment is calculated as follows:
Step 1: Determine the Best Performing SOFR Swap Rate and the Interest Rate (per annum)
In this example, all of the SOFR Swap Rates are positive and the 30y SOFR Swap Rate is the best performing of the SOFR Swap Rates. Therefore, the notes will accrue interest at a rate of 5.00% per annum for this Interest Period.
Step 2: Calculate the monthly interest payment for the relevant Interest Period during the Floating Rate Period
The amount of interest payment for the relevant Interest Period equals the product of (i) $1,000 times (ii) the Interest Rate times (iii) the applicable Day Count Convention on a 30/360 basis. No adjustments will be made in the event an Interest Payment Date is not a business day. The interest payment for this Interest Period during the Floating Rate Period with a hypothetical per annum Interest Rate of 5.00% is approximately $4.17 for every $1,000 principal amount of notes, calculated as follows:
$1,000 × 5.00% × 30/360 = $4.17
Fixed-to-Floating Rate Notes	TS-5

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Example 3 — Based on a hypothetical 2y SOFR Swap Rate of -0.25%, a hypothetical 10y SOFR Swap Rate of 0.25% and a hypothetical 30y SOFR Swap Rate of 0.15%, the hypothetical Interest Rate and accompanying hypothetical monthly interest payment is calculated as follows:
Step 1: Determine the Best Performing SOFR Swap Rate and the Interest Rate (per annum)
In this example, the 2y SOFR Swap Rate is negative and each of the 10y SOFR Swap Rate and the 30y SOFR Swap Rate is positive. The 10y SOFR Swap Rate is the best performing of the SOFR Swap Rates. Therefore, the notes will accrue interest at a rate of 0.25% per annum for this Interest Period.
Step 2: Calculate the monthly interest payment for the relevant Interest Period during the Floating Rate Period
The amount of interest payment for the relevant Interest Period equals the product of (i) $1,000 times (ii) the Interest Rate times (iii) the applicable Day Count Convention on a 30/360 basis. No adjustments will be made in the event an Interest Payment Date is not a business day. The interest payment for this Interest Period during the Floating Rate Period with a hypothetical per annum Interest Rate of 0.25% is approximately $0.21 for every $1,000 principal amount of notes, calculated as follows:
$1,000 × 0.25% × 30/360 = $0.21
Example 4 — Based on a hypothetical 2y SOFR Swap Rate of 7.00%, a hypothetical 10y SOFR Swap Rate of 6.00% and a hypothetical 30y SOFR Swap Rate of 6.50%, the hypothetical Interest Rate and accompanying hypothetical monthly interest payment is calculated as follows:
Step 1: Determine the Best Performing SOFR Swap Rate and the Interest Rate (per annum)
In this example, all of the SOFR Swap Rates are positive and the 2y SOFR Swap Rate is the best performing of the SOFR Swap Rates. Therefore, the notes will accrue interest at a rate of 7.00% per annum for this Interest Period.
Step 2: Calculate the monthly interest payment for the relevant Interest Period during the Floating Rate Period
The amount of interest payment for the relevant Interest Period equals the product of (i) $1,000 times (ii) the Interest Rate times (iii) the applicable Day Count Convention on a 30/360 basis. No adjustments will be made in the event an Interest Payment Date is not a business day. The interest payment for this Interest Period during the Floating Rate Period with a hypothetical per annum Interest Rate of 7.00% is approximately $5.83 for every $1,000 principal amount of notes, calculated as follows:
$1,000 × 7.00% × 30/360 = $5.83
Example 5 — Based on a hypothetical 2y SOFR Swap Rate of -1.00%, a hypothetical 10y SOFR Swap Rate of -0.50% and a hypothetical 30y SOFR Swap Rate of -0.75%, the hypothetical Interest Rate and accompanying hypothetical monthly interest payment is calculated as follows:
Step 1: Determine the Best Performing SOFR Swap Rate and the Interest Rate (per annum)
In this example, all of the SOFR Swap Rates are negative and the 10y SOFR Swap Rate is the best performing of the SOFR Swap Rates. However, since the Interest Rate during the Floating Rate Period will not be less than the Minimum Rate of 0.00% per annum, the notes will accrue interest at a rate of 0.00% per annum for this Interest Period.
Step 2: Calculate the monthly interest payment for the relevant Interest Period during the Floating Rate Period
The amount of interest payment for the relevant Interest Period equals the product of (i) $1,000 times (ii) the Interest Rate times (iii) the applicable Day Count Convention on a 30/360 basis. No adjustments will be made in the event an Interest Payment Date is not a business day. The interest payment for this Interest Period during the Floating Rate Period is $0.00 (the Minimum Rate) because the 10y SOFR Swap Rate, which is the best performing SOFR Swap Rate, is less than 0.00%.
Fixed-to-Floating Rate Notes	TS-6

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes, including risks related to SOFR, SOFR notes and U.S. Dollar SOFR ICE Swap Rate® Notes, in the “Risk Factors” sections beginning on page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
After the first year, the notes will pay interest at a floating rate that may be as low as 0.00% per annum on one or more Interest Payment Dates.
The rate at which the notes will bear interest during each monthly Interest Period after the first year will depend on the SOFR Swap Rates. As a result, the interest payable on the notes will vary with fluctuations in the SOFR Swap Rates, subject to the Minimum Rate of 0.00% per annum. It is impossible to predict whether the SOFR Swap Rates will rise or fall, or the amount of interest payable on the notes. After the first year, you may receive minimal or no interest for extended periods of time or even throughout the remaining term of the notes. The Interest Rate that will apply at any time on the notes after the first year of their term may be more or less than other prevailing market interest rates at such time. As a result, the amount of interest you receive on the notes may be less than the return you could earn on other investments.
In general, longer-term rates, such as the 30y SOFR Swap Rate, are higher than shorter-term rates, such as the 2y SOFR Swap Rate. However, there can be no assurance as to which SOFR Swap Rate will be highest on any Interest Determination Date. After the Fixed Rate Period, the level of each SOFR Swap Rate may not be sufficient on one or more Interest Determination Dates to provide you with any return on an investment in the notes for extended periods.
Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.
Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
The best performing SOFR Swap Rate may have poor performance and may not significantly outperform the worst performing SOFR Swap Rate.
Although the Interest Rate during the Floating Rate Period will be based on the performance of the best performing SOFR Swap Rate, that SOFR Swap Rate may nevertheless have poor performance. All of the SOFR Swap Rates may experience significant declines, and the fact that the notes are linked to the best performing SOFR Swap Rate does not mean that you will receive a significant return, or any return at all, for any Floating Rate Period. Moreover, the best performing SOFR Swap Rate may not significantly outperform the worst performing SOFR Swap Rate. There is no assurance that having exposure to the best performing SOFR Swap Rate will provide a meaningful benefit relative to having exposure to only one SOFR Swap Rate or any other rate, whether fixed or floating.
Your Interest Rate during the Floating Rate Period depends on the level of the best performing SOFR Swap Rate on a single day.
Because your Interest Rate depends on the level of the best performing SOFR Swap Rate solely on any Interest Determination Date, you are subject to the risk that the level of the best performing SOFR Swap Rate on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the best performing SOFR Swap Rate that were determined on a different basis (for example, based on an interest determination dates selected by you or based on an average of levels of the best performing SOFR Swap Rates on various dates), it is possible, although not guaranteed, that you may achieve better returns.
All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes.
The notes are our senior unsecured debt securities. All payments on the notes will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments of interest and principal on the notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the notes on the applicable Interest Payment Date, regardless of the performance of the SOFR Swap Rates. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes or on the Maturity Date.  If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations, including our obligations under the notes. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of the notes may adversely affect the market value of the notes. However, because your return on the notes generally depends upon factors in addition to our ability and the
Fixed-to-Floating Rate Notes	TS-7

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
ability of the Guarantor to pay our respective obligations, such as the levels of the SOFR Swap Rates during the term of the notes, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the notes in the ordinary course. However, we will have no assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims in any such proceeding will be limited to those available under the Guarantor’s guarantee of such notes, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations.  Holders of the notes will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the notes, and holders of the notes should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.
The Guarantor’s ability to make payments under its guarantee of the notes will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under the Guarantor’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds.
The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. The Guarantor depends on dividends and other distributions, loans and other payments from its subsidiaries to fund payments under its guarantee of our payment obligations on the notes. Any inability of these subsidiaries to pay dividends or make payments to the Guarantor may adversely affect its cash flow and financial condition. Any inability of these subsidiaries to pay dividends or make payments to the Guarantor may adversely affect the Guarantor’s cash flow and financial condition. Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the Guarantor or to its other subsidiaries. In addition, the Guarantor’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Lower earnings in these subsidiaries can reduce the amount of funds available to the Guarantor. Adverse business and economic conditions, including changes in interest and currency exchange rates, illiquidity or volatility in areas where the Guarantor has concentrated credit risk, and a failure in or breach of its operational or security systems or infrastructure, could affect its businesses and results of operations. Lower earnings in the Guarantor’s subsidiaries can reduce the amount of funds available to the Guarantor as a holding company. Adverse business and economic conditions, including changes in interest and currency exchange rates, illiquidity or volatility in areas where the Guarantor has concentrated credit risk, and a failure in or breach of the Guarantor’s operational or security systems or infrastructure, could affect the Guarantor’s business and results of operations. Intercompany arrangements the Guarantor has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under the Guarantor’s single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the notes.” These restrictions could prevent the Guarantor’s subsidiaries from paying dividends or making other distributions to the Guarantor or otherwise providing funds to the Guarantor that the Guarantor needs in order to make payments under its guarantee of our payment obligations on the notes. In addition, the Guarantor’s right to participate in any distribution of assets of any of its subsidiaries upon such subsidiary’s liquidation or otherwise, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of the Guarantor’s claims as a creditor of such subsidiary may be recognized.
A resolution under the Guarantor’s single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the notes.
The Guarantor is required periodically to submit a plan to the FDIC and the Board of Governors of the Federal Reserve System describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In the Guarantor’s current plan, its preferred resolution strategy is a single point of entry (“SPOE”) strategy. This strategy provides that only the Guarantor (the parent holding company) would file for bankruptcy under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Guarantor bankruptcy. The Guarantor has entered into intercompany arrangements governing the contribution of most of its capital and liquidity with these key subsidiaries. As part of these arrangements, the Guarantor has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of the Guarantor’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided the Guarantor with a committed line of credit that, in addition to the Guarantor’s cash, dividends and interest payments, including interest payments the Guarantor receives in respect of the subordinated note, may be used to fund the Guarantor’s obligations. These intercompany arrangements include provisions to terminate the line of credit and forgive the subordinated note and require the Guarantor to contribute its remaining financial assets to the wholly-owned holding company subsidiary if the Guarantor’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect the Guarantor’s liquidity and ability to meet its payment obligations, including under its guarantee of our payment obligations on the notes. In addition, the Guarantor’s preferred resolution strategy could result in holders of the notes being in a worse position and suffering greater losses than would have been the case under a bankruptcy proceeding or other resolution scenarios or plans.
Fixed-to-Floating Rate Notes	TS-8

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Financial Reform Act”), when a global systemically important banking organization (“G-SIB”), such as the Guarantor, is in default or danger of default, the Federal Deposit Insurance Corporation (“FDIC”) may be appointed receiver in order to conduct an orderly liquidation of such institution. In the event of such appointment, the FDIC could, among other things, invoke the orderly liquidation authority, instead of the U.S. Bankruptcy Code, if the Secretary of the U.S. Department of Treasury makes certain financial distress and systemic risk determinations. In 2013, the FDIC issued a notice describing its preferred “single point of entry” strategy for resolving a G-SIB. Under this approach, the FDIC could replace the Guarantor with a bridge holding company, which could continue operations and result in an orderly resolution of the underlying bank, but whose equity would be held solely for the benefit of the Guarantor’s creditors. The FDIC’s single point of entry strategy may result in holders of the notes suffering greater losses than would have been the case under a bankruptcy proceeding or a different resolution strategy with respect to payments received under the Guarantors’ guarantee of the notes.
The Guarantor’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of the Guarantor’s subsidiaries.
Because the Guarantor is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, any obligations of the Guarantor under its guarantee of the notes will be structurally subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments under the Guarantor’s guarantee of the notes. Further, creditors of the Guarantor’s subsidiaries recapitalized pursuant to the Guarantor’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including the Guarantor’s contributed assets.  In addition, any obligations of the Guarantor under its guarantee of the notes will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to the Guarantor’s secured obligations to the extent of the value of the assets securing such obligations.
Each of BofA Finance LLC and the Guarantor is permitted to sell, convey or transfer all or substantially all of its assets to one or more of the Guarantor’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture relating to the notes to assume our obligations under the notes or the Guarantor’s obligations under its guarantee of the notes, as the case may be.
We and the Guarantor each may sell, convey or transfer all or substantially all of its assets to one or more entities that are direct or indirect majority-owned subsidiaries of the Guarantor in which the Guarantor and/or one or more of its subsidiaries owns more than 50% of the combined voting power, and under the indenture under which the notes will be issued, including the provisions thereof relating to the Guarantor’s guarantee of the notes, such subsidiary or subsidiaries will not be required to assume our obligations under the notes or the Guarantor’s obligations under its guarantee thereof, as the case may be. In either such event, (i) we will remain the sole obligor on the notes and the Guarantor will remain the sole obligor on the guarantee of the notes, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of the Guarantor under its guarantee of our notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets.  See “Description of Debt Securities—Limitation on Mergers and Sales of Assets” beginning on page 21 of the accompanying prospectus for more information.
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the notes.
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to the notes. Furthermore, it will not constitute an event of default with respect to the notes if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the notes to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets) will not permit the notes to be declared due and payable. The value you receive on the notes may be significantly less than what you otherwise would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.
Valuation- and Market-related Risks
The public offering price you pay for the notes will exceed the initial estimated value.
The range of initial estimated values of the notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models.  These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.
The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofA Securities, Inc. (“BofAS”) or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of
Fixed-to-Floating Rate Notes	TS-9

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.
If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the SOFR Swap Rates, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
We cannot assure you that a trading market for your notes will ever develop or be maintained.
If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including the Guarantor’s financial performance and changes in the level of the SOFR Swap Rates.  The number of potential buyers of the notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase the notes at any price in any secondary market.
We anticipate that BofAS or its affiliates will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time. Any price at which BofAS or its affiliates may bid for, offer, purchase, or sell the notes may be higher or lower than the public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which the notes might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which the notes could be sold would likely be lower than if an active market existed.
We will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for their entire term.  The listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.
The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes.
Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways.  The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.
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Changes in the levels of interest rates may affect the market value of the notes.  The level of interest rates in the United States may affect the U.S. economy and, in turn, the SOFR Swap Rates. Changes in prevailing interest rates may decrease the SOFR Swap Rates relative to previous interest periods, which would decrease the Interest Rate on the notes. This, in turn, may decrease the market value of the notes.

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Potential volatility of the performance of the SOFR Swap Rates.  Volatility is the term used to describe the size and frequency of market fluctuations. The performance of the SOFR Swap Rates may be subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to: sentiment regarding underlying strength in the U.S. and global economies, expectations regarding future interest rates and the level of price inflation, supply and demand for overnight U.S. Treasury repurchase agreements; sentiment regarding credit quality in U.S. and global credit markets, central bank policy regarding interest rates and the performance of capital markets. Increases or decreases in the volatility of the SOFR Swap Rates may have an adverse impact on the market value of the notes.

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Economic and other conditions generally.  Interest payable on the notes is expected to be correlated to the performance of the SOFR Swap Rates. Prevailing interest rates may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, supply and demand for overnight U.S. Treasury repurchase agreements and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways, and may disproportionately affect (i) short-term interest rates relative to long-term interest rates or (ii) long-term interest rates relative to short-term interest rates, and consequently adversely affecting the market value of your notes.

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Our and the Guarantor’s financial condition and creditworthiness.  Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, a decrease in our or the Guarantor’s credit spreads or an improvement in our of the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

Fixed-to-Floating Rate Notes	TS-10

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
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Time to maturity.  There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the levels of the SOFR Swap Rates prior to the Maturity Date.  As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current SOFR Swap Rates.

Conflict-related Risks
Our trading and hedging activities, and those of the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you.
We, the Guarantor or one or more of our other affiliates, including the selling agent, may engage in trading activities related to any of the SOFR Swap Rates that are not for your account or on your behalf. These entities also may issue or underwrite other financial instruments with returns linked to the SOFR Swap Rates. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agent, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the levels of the SOFR Swap Rates or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.
We, the Guarantor and one or more of our other affiliates, including BofAS, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor, or our other affiliates, including BofAS, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the SOFR Swap Rates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. Each of these parties will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases.  Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor, and our other affiliates, including the selling agent, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
One of our affiliates, MLCS, will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our affiliate and its responsibilities as calculation agent. For example, if a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date are determined to have occurred with respect to any SOFR Swap Rates, as applicable, we or the calculation agent (after consulting with us) will determine the U.S. Dollar SOFR ICE Swap Rate® Replacement and the U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment and will make U.S. Dollar SOFR ICE Swap Rate® Replacement Conforming Changes with respect to, among other things, the determination of interest periods, the timing and frequency of determining rates and making payments of interest and other administrative matters, in connection with the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement as set forth under “Description of the Notes —Floating-Rate Notes—Effect of a of U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” in the accompanying prospectus supplement. Certain determinations, decisions and elections with respect to the U.S. Dollar SOFR ICE Swap Rate® Replacement will, or the occurrence or non-occurrence of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and any U.S. Dollar SOFR ICE Swap Rate® Replacement Conforming Changes may, require the exercise of discretion and the making of subjective judgments by us or the calculation agent (after consulting with us). Any determination, decision or election made by us or the calculation agent pursuant to the applicable provisions set forth under “Description of the Notes —Floating-Rate Notes—Effect of a of U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” in the accompanying prospectus supplement will, if made by us, be made in our sole discretion and, if made by the calculation agent, be made after consultation with us and, in each case, will become effective without consent from the holders of the notes or any other party.  In making these potentially subjective determinations, the Issuer or its designee may have economic interests that are adverse to your interests as holder of the notes, and none of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action or making any determination, which may adversely affect the return on, value of and market for the notes.
For the reasons discussed above, we or the calculation agent may exercise discretion with respect to significant aspects of the terms and provisions of the notes (including with respect to calculating interest payable on the notes).
SOFR Swap Rate-related Risks
The U.S. Dollar SOFR ICE Swap Rate® is a new series of benchmarks, and the future performance of the U.S. Dollar SOFR ICE Swap Rate® cannot be predicted based on the limited historical information available.
ICE Benchmark Administration Limited (“IBA”) began publication of the U.S. Dollar SOFR ICE Swap Rate® on November 8, 2021. As a result, there is very limited historical information on which to evaluate the performance of this benchmark or on which to base a prediction as to its future performance, which may bear little or no relation to such limited information. The very limited historical information is not necessarily indicative of the future performance of the U.S. Dollar SOFR ICE Swap Rate® or the value of the notes, and any historical upward or downward trend in the level of the U.S. Dollar SOFR ICE Swap Rate® during any period is not an indication that the level of the benchmark is more or less likely to increase or decrease over the term of the notes. An investment in the notes
Fixed-to-Floating Rate Notes	TS-11

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
may involve more risk than investing in notes linked to benchmarks or indices with established performance records, where a longer history of performance may be available so that you have more information on which to base an investment decision.
The composition of the U.S. Dollar SOFR ICE Swap Rate® is not the same as the U.S. Dollar LIBOR ICE Swap Rate®, and the U.S. Dollar SOFR ICE Swap Rate® is not expected to be a comparable substitute or replacement for the U.S. Dollar LIBOR ICE Swap Rate®.
The U.S. Dollar LIBOR ICE Swap Rate® seeks to represent the mid-price for the semi-annual fixed leg of an interest rate swap where the floating leg is based on three-month U.S. dollar LIBOR payable quarterly, calculated on the basis of a 360-day year consisting of twelve 30-day months. The U.S. Dollar SOFR ICE Swap Rate® seeks to represent the annual fixed leg of an interest rate swap where the floating leg is based on a compounded average of the daily Secured Overnight Financing Rate (“SOFR”) administered by the Federal Reserve Bank of New York (the “New York Fed”) (or any successor administrator) compounded in arrears for twelve months payable annually using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days. The composition and characteristics of this SOFR rate are not the same as those of three-month U.S. dollar LIBOR, nor is this SOFR rate the economic equivalent of three-month U.S. dollar LIBOR. Thus, the U.S. Dollar SOFR ICE Swap Rate® has been designed with respect to swap transactions referencing a rate that differs in significant respects from the rate referenced in the swap transactions with respect to which the U.S. Dollar LIBOR ICE Swap Rate® was designed. As a result, the Interest Rate during the Floating Rate Period and value of the notes may perform differently over time from the manner in which the interest rate and value of notes with comparable terms and provisions that were linked to the U.S. Dollar LIBOR ICE Swap Rate® would perform.
A lack of input data may impact IBA’s ability to calculate and publish the SOFR ICE Swap Rate® for one or more tenors.
The input data for the U.S. Dollar SOFR ICE Swap Rate® is based on swaps referencing SOFR as the floating leg. The U.S. Dollar SOFR ICE Swap Rate® is dependent on receiving sufficient eligible input data, from the trading venue sources identified by IBA in accordance with the “Waterfall” methodology for each applicable U.S. Dollar SOFR ICE Swap Rate® tenor. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the Waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SOFR on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, floating rate notes and other financial contracts referencing SOFR. Because SOFR’s use as a reference rate for financial contracts began relatively recently and the related market for SOFR-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SOFR-based swap markets or in the market for SOFR-based financial contracts more generally. If the market for SOFR-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate the U.S. Dollar SOFR ICE Swap Rate® on certain occasions, which could materially adversely affect the reliability of U.S. Dollar SOFR ICE Swap Rate®, and could adversely affect the return on and value of the notes and the price at which you are able to sell the notes in the secondary market, if any. In addition, if SOFR does not maintain market acceptance for use as a reference rate for U.S. dollar denominated financial contracts, uncertainty about SOFR may adversely affect the return on and the value of the notes.
The information regarding the U.S. Dollar SOFR ICE Swap Rate® that IBA makes publicly available is limited.
Certain information and materials relating to the U.S. Dollar SOFR ICE Swap Rate® are available on ICE Swap Rate® Website. Currently, publicly available rate information for the U.S. Dollar SOFR ICE Swap Rate® can be viewed only on the ICE Report Center on the ICE Swap Rate® Website, and, for any particular day, the only rate available for viewing is the rate published for the preceding publication day. In addition, as of the date of this pricing supplement, such rate appearing on the ICE Report Center is rounded to two decimal places and does not represent the actual U.S. Dollar SOFR ICE Swap Rate® rates that will be used to determine the SOFR Swap Rates for purposes of calculating interest on the notes (which rates will be those published on the Designated SOFR Swap Rate Page and rounded to three decimal places). As of the date of this pricing supplement, a paid subscription to the Bloomberg Professional Services service is required to obtain additional U.S. Dollar SOFR ICE Swap Rate® data (such as historical U.S. Dollar SOFR ICE Swap Rate® rates rounded to three decimal places). IBA has not indicated whether such information will become publicly available in the future or the U.S. Dollar SOFR ICE Swap Rate® will be made available from another source. As a result of this limited publicly available information, it may be difficult for you to determine the applicable U.S. Dollar SOFR ICE Swap Rate® for a specific date or dates.
The SOFR Swap Rates may be modified or discontinued, which could adversely affect the return on, value of or market for the notes.
IBA (or any successor administrator) may make methodological or other changes that could change the value of any SOFR Swap Rate including changes related to the method by which such rate is calculated, eligibility criteria applicable to the transactions used to calculate such rates, including the trading venues for such transactions, or timing related to the determination or publication of such rates, or may cease the calculation or dissemination of such rates. Depending on the circumstances, such change or cessation could be implemented with little or no public notice or consultation. Any such changes may result in a reduction of the applicable SOFR Swap Rate and, in turn, reduce the amount of interest payable on the notes, which may adversely affect the return on, value of and market for of the notes.  In addition, the SOFR Swap Rates are determined by IBA based on data received from sources other than BofA Finance or BAC, and neither BofA Finance nor BAC has any control over the methods of calculation, publication schedule, rate revision practices or availability of such data.
Fixed-to-Floating Rate Notes	TS-12

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
If a SOFR Swap Rate does not appear on the Designated SOFR Swap Rate Page at the specified time, and a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have not occurred, the applicable rate will be determined by the calculation agent (which is one of our affiliates) using alternative methods, which will involve the exercise of discretion by the calculation agent.
If one or more of the SOFR Swap Rates do not appear on the Designated SOFR Swap Rate Page at the specified time on an applicable Interest Determination Date (for example, as a result of insufficient liquidity in the underlying applicable SOFR swap contracts market) and a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have not occurred with respect to such SOFR Swap Rates, the calculation agent will determine the applicable SOFR Swap Rate for such applicable Interest Determination Date in its sole discretion, after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate. This method of determining a SOFR Swap Rate may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on the notes if the applicable SOFR Swap Rate had been published in accordance with IBA’s (or any successor administrator’s) usual policies and procedures governing determination and publication of the such rate and appeared on the Designated SOFR Swap Rate Page at the specified time. In addition, in determining a SOFR Swap Rate in this manner, the calculation agent, will have no obligation to consider your interests as an investor in the notes and may have economic interests that are adverse to your interests.
If a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date are determined to have occurred with respect to one or more of the SOFR Swap Rates, the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement may not be a suitable replacement for such rate.
If we or the calculation agent (after consulting with us) determines that a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have occurred with respect to one or more of the SOFR Swap Rates, then the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement will replace the applicable SOFR Swap Rate for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as described under “Description of the Notes —Floating Rate Notes—Effect of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” in the accompanying prospectus supplement. The applicable U.S. Dollar SOFR ICE Swap Rate® Replacement will be the alternate interest rate that has been selected by us or the calculation agent (after consulting with us) as an industry-accepted replacement for the applicable SOFR Swap Rate for U.S. dollar-denominated floating-rate notes at such time, plus the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment (if any). If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of any applicable date of determination, then the applicable SOFR Swap Rate will be determined by us or the calculation agent (after consulting with us), after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the applicable SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate. After determination of the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement, interest on the notes no longer will be determined by reference to the applicable SOFR Swap Rate, but instead will be determined by reference to the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement.
There is no assurance that any applicable U.S. Dollar SOFR ICE Swap Rate® Replacement will be similar to the SOFR Swap Rates in any respect as it is determined and published by IBA as of the date of this pricing supplement, or that any applicable U.S. Dollar SOFR ICE Swap Rate® Replacement will produce the economic equivalent of the SOFR Swap Rates as a reference rate for determining the Interest Rate on the notes or otherwise be a suitable replacement or successor for such rate. In addition, it is possible that, at the time of the occurrence of a U.S. Dollar SOFR ICE Swap Rate® Replacement Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date, no industry-accepted interest rate as a replacement for the applicable SOFR Swap Rate will exist and there may be disagreement regarding the selection of a replacement rate for the applicable SOFR Swap Rate. Notwithstanding the foregoing, the determination of a U.S. Dollar SOFR ICE Swap Rate® Replacement will become effective without your consent or the consent of any other party. Use of a U.S. Dollar SOFR ICE Swap Rate® Replacement may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on such notes in the absence of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date.
In addition, although the applicable swap rate transition provisions set forth in the accompanying prospectus supplement set forth under “Description of the Notes—Floating-Rate Notes—Effect of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” provide for a U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment to be added to the Unadjusted U.S. Dollar SOFR ICE Swap Rate® Replacement, such U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment may be zero or negative, and there is no guarantee that the U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment (if any) will make the Unadjusted U.S. Dollar SOFR ICE Swap Rate® Replacement equivalent to the applicable SOFR Swap Rate as it is calculated and published by IBA as of the date of this pricing supplement.
Fixed-to-Floating Rate Notes	TS-13

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
The secondary trading market for notes referencing the U.S. Dollar SOFR ICE Swap Rate® may be limited.
Publication of the U.S. Dollar SOFR ICE Swap Rate® began on November 8, 2021 and as of the date of this pricing supplement, use of this rate as a reference rate for floating rate notes is very limited. In addition, such rate may not be widely used as such in the future. If the U.S. Dollar SOFR ICE Swap Rate® does not prove to be widely used as a benchmark in securities that are similar or comparable to the notes, a trading market for the notes may fail to develop or be maintained, and the trading price of the notes may be lower than those of debt securities with interest rates based on rates that are more widely used.
We or our affiliates may publish research that could affect the market value of the notes. We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the SOFR Swap Rates specifically. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of the notes.
Fixed-to-Floating Rate Notes	TS-14

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
The SOFR Swap Rates
General
All information regarding the SOFR Swap Rates set forth in this document has been derived from publicly available information. Neither we nor any of our affiliates have independently verified the accuracy or the completeness of all information regarding the SOFR Swap Rates that we have derived from publicly available sources. Neither we nor any of our affiliates are under any obligation to update, modify or amend all information regarding the SOFR Swap Rates or the historical performance of SOFR Swap Rates. The U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark on November 8, 2021 in order to aid the market’s transition to SOFR and away from U.S. dollar LIBOR. IBA is the administrator of the U.S. Dollar SOFR ICE Swap Rate® and has overall responsibility for all aspects of the U.S. Dollar SOFR ICE Swap Rate® determination process, including the development, determination, dissemination, operation and governance of the various U.S. Dollar SOFR ICE Swap Rate® tenors. IBA has published the ICE Swap Rate® Methodology and certain other applicable policies which together set out IBA’s method for determining and publishing, rules and criteria relating to, and certain other information applicable to the U.S. Dollar SOFR ICE Swap Rate®. Information in the ICE Swap Rate® Methodology and IBA’s other applicable policies reflect the policies of, and are subject to change by, IBA. IBA licenses the U.S. Dollar SOFR ICE Swap Rate® to users for, among other purposes, use as a reference rate. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The U.S. Dollar SOFR Ice Swap Rate® represents the mid-price for interest rate swaps (the fixed leg) and swap spreads (the applicable mid-price minus a corresponding specified government bond yield) in USD in various tenors ranging from 1 year to 30 years at particular specified times of the day. The U.S. Dollar SOFR ICE Swap Rate® is calculated on each weekday other than those set forth in IBA’s ICE Swap Rate Holiday Calendar, which is available on the ICE Swap Rate® Website, and published in the ICE Report Center, a link to which is available on the ICE Swap Rate® Website. For any particular day, the only rate available for viewing on the ICE Report Center is the rate published for the preceding publication day.
Pursuant to the ICE Swap Rate® Methodology, the U.S. Dollar SOFR ICE Swap Rate® is calculated using eligible prices and volumes for U.S. dollar swaps referencing a compounded average of daily SOFR compounded in arrears for twelve months using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days). Input data for calculation of the U.S. Dollar SOFR ICE Swap Rate® consists of executable prices and volumes provided by regulated, electronic, trading venues and, if such trading venues do not provide sufficient eligible input data, dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with the foregoing, IBA uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate an U.S. Dollar SOFR ICE Swap Rate® for an applicable tenor in accordance with the foregoing, then IBA’s Insufficient Data Policy will apply and “No Publication” will be published for the U.S. Dollar SOFR ICE Swap Rate® of the applicable tenor. The U.S. Dollar SOFR ICE Swap Rate® for the various applicable tenors as reported on the ICE Report Center and the Designated SOFR Swap Rate Page is expressed as an integer; however, for purpose of calculations of interest with respect to the notes, such rate will be deemed to be expressed as a percentage (for example, if the U.S. Dollar SOFR ICE Swap Rate® is reported on the ICE Report Center and the Designated SOFR Swap Rate Page as 1.24, such rate for purposes of calculations of interest with respect to the notes will be deemed to be 1.24%).
IBA states that: (i) historical U.S. Dollar SOFR ICE Swap Rate® and other information may not be indicative of future information or performance, (ii) none of IBA, Intercontinental Exchange, Inc. (“ICE”) or any third party that provides data used to administer or determine the U.S. Dollar SOFR ICE Swap Rate® and other information (“Data Provider”), or any of its or their affiliates, makes any claim, prediction, warranty or representation whatsoever, expressly or impliedly, as to the timeliness, accuracy or completeness of the U.S. Dollar SOFR ICE Swap Rate® or other information, the results to be obtained from the use of the U.S. Dollar SOFR ICE Swap Rate® or other information, or as to the appropriateness or suitability of any the U.S. Dollar SOFR ICE Swap Rate® or other information for any particular purpose to which it might be put, (iii) to the fullest extent permitted by applicable law, none of IBA, ICE or any Data Provider, or any of its or their affiliates will be liable in respect of any inaccuracies, errors, omissions, delays, failures, cessations or changes (material or otherwise) in IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information, or for any damage, expense or other loss (whether direct or indirect) you may suffer arising out of or in connection with IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information or any reliance you may place upon it and (iv) all implied terms, conditions and warranties, including without limitation as to quality, merchantability, fitness for purpose, title or non-infringement, in relation to IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information are hereby excluded to the fullest extent permitted by applicable law.
Neither the ICE Swap Rate® Website, other pages to which the ICE Swap Rate® Website may contain hyperlinks, nor any of the information or materials available thereon, are incorporated by reference into this pricing supplement. Use of the U.S. Dollar SOFR ICE Swap Rate® is subject to important disclaimers set forth in IBA’s Benchmark and Other Information Notice and Disclaimer, available on the ICE Swap Rate® Website and in the ICE Swap Rate® Methodology.
BAC, BofAS and IBA are not affiliated with the New York Fed. The New York Fed does not sanction, endorse, or recommend any products or services offered by us or IBA.
Historical Levels of the SOFR Swap Rates
The following graphs set forth the historical performance of each SOFR Swap Rate from November 8, 2021 (the date the U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark) through February 13, 2023. This data is not intended to be indicative of the future performance of the SOFR Swap Rates or what the value of or return on the notes may be. Any historical upward or downward trend in the level of any SOFR Swap Rate during any period set forth below is not an indication that the level of any SOFR
Fixed-to-Floating Rate Notes	TS-15

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Swap Rate is more or less likely to increase or decrease in value at any time over the term of the notes or that these represent what the level of any SOFR Swap Rate would have been on any hypothetical interest determination date. The graphs below use 2y SOFR Swap Rate, 10y SOFR Swap Rate and 30y SOFR Swap Rate as quoted on the Bloomberg Professional Services service on page “USD SOFR (11:15am NY)” for the indices “USISSO02 Index” (in the case of the 2y SOFR Swap Rate), “USISSO10 Index” (in the case of the 10y SOFR Swap Rate) and “USISSO30 Index” (in the case of the 30y SOFR Swap Rate), at the SOFR Swap Rate Reference Time, on the applicable date.
No one can predict what any SOFR Swap Rate will be on any day throughout the life of the notes or what any SOFR Swap Rate will be on any Interest Determination Date. Each SOFR Swap Rate is a new benchmark that was launched by IBA on November 8, 2021 and therefore it has a limited history.  The future performance of any SOFR Swap Rate and, by extension, the amount payable on and market value for the notes, cannot be predicted based on the limited historical information available. The amount payable on and market value for the notes may be lower and more volatile than a comparable investment where interest payments are determined by reference to a benchmark with more fulsome historical information.
2y SOFR Swap Rate
10y SOFR Swap Rate
Fixed-to-Floating Rate Notes	TS-16

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
30y SOFR Swap Rate
Fixed-to-Floating Rate Notes	TS-17

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the SOFR Swap Rates and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Fixed-to-Floating Rate Notes	TS-18

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the SOFR Swap Rates. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the SOFR Swap Rates and the $1,000 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the SOFR Swap Rates, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging-related charge of $5.00 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-17 of the accompanying prospectus.
Fixed-to-Floating Rate Notes	TS-19

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Sidley Austin LLP, our tax counsel. The following discussion supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.  This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
U.S. Holders
The notes will be treated as variable rate debt instruments providing for stated interest at a single fixed rate and one or more qualified floating rates. Under Treasury regulations applicable to such instruments, you generally will be required to account for interest on the notes as described below. You will be required to construct an “equivalent fixed rate debt instrument” for the notes and apply the general rules applicable to debt instruments described under the section of the prospectus entitled “U.S. Federal Income Tax Considerations—General.” The applicable rules require (i) replacing the initial fixed rate by a “qualified floating rate” that would preserve the fair market value of the notes, and (ii) determining the fixed rate substitute for each floating rate. The fixed rate substitute for each qualified floating rate is the value of the rate on the issue date of the notes. The equivalent fixed rate debt instrument is the hypothetical instrument that has terms that are identical to those of the notes, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes in lieu of the rates on the notes. Under these rules, the equivalent fixed rate debt instrument will have stated interest equal to the fixed rate substitutes. The amount of OID is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is taken into account as if the holder held the equivalent fixed rate debt instrument. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations—General—Consequences to U.S. Holders—Original Issue Discount” for a discussion of these rules. Under these rules, the notes may be issued with OID. Whether the notes will be treated as being issued with OID will depend on rates in effect on the issue date and, in that event, the final pricing supplement will so specify. You will be required to make appropriate adjustments for interest actually paid on the notes. Qualified stated interest and OID, if any, allocable to an accrual period must be increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period. Otherwise, this increase or decrease is an adjustment to OID, if any, for the accrual period.
Upon the sale, exchange, retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Any gain or loss realized on the sale, exchange, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.
Non-U.S. Holders
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.
Fixed-to-Floating Rate Notes	TS-20

Fixed to Floating Rate Notes Linked to the Best Performing of Three U.S. Dollar SOFR ICE Swap Rates®, due March , 2028
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.
Where You Can Find More Information
We and BAC have filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Fixed-to-Floating Rate Notes	TS-21